Exhibit 4.6

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Warrant No. CSW-SHOP-2	Date of Issuance: September 1, 2020

Number of Shares of Common Stock: As set forth on Exhibit A
(subject to adjustment)

Affirm Holdings, Inc.

Stock Purchase Warrant

Affirm Holdings, Inc., a Delaware corporation (the “Company”, and which shall include any corporation or other entity that succeeds to the Company’s obligations under this Warrant, whether by permitted assignment, by merger or consolidation or otherwise), for value received, hereby certifies that Shopify Inc., a corporation governed by the laws of Canada, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below and including the terms relating to vesting and exercise set forth on Exhibit A attached hereto, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 8) the number of shares set forth above of common stock of the Company, par value of $0.00001 per share (“Common Stock”), at a price of $0.01 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.

This Warrant is issued pursuant to, and is subject to the terms and conditions of, the Customer Installment Program Agreement between Affirm, Inc. and Shopify Inc. dated as of July 16, 2020, the Effective Date of the Customer Installment Program Agreement (the “Agreement”).

Warrant No. CSW-SHOP-1 (the “Original Warrant”) was originally issued by the Company on July 16, 2020 (the “Original Date of Issuance”). The Registered Holder partially exercised the Original Warrant and this Warrant is issued as a Replacement Warrant (as defined below) pursuant to Section 2(c).

The following is a statement of the rights of the Registered Holder and the conditions to which this Warrant is subject, and to which the Registered Holder, by the acceptance of this Warrant, agrees:

1.           Number of Shares. Subject to the terms and conditions hereinafter set forth, including on Exhibit A attached hereto, the Registered Holder is entitled, upon surrender of this Warrant, to purchase from the Company the number of shares (subject to adjustment as provided herein) of Warrant Stock first set forth above.

2.           Exercise.

(a)	Method of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, at any time or from time to time on any day before the Expiration Date, subject to the terms and conditions set forth on Exhibit A attached hereto, by delivering a purchase/exercise form in the form appended hereto as Exhibit B duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, along with a copy of this Warrant.

(b)	Payment. Unless the Registered Holder is exercising this Warrant pursuant to a Net Issue Exercise in the manner specified in Section 2(d), the Registered Holder shall also, as a condition to any exercise, deliver to the Company payment in full for the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer, or by the surrender of promissory notes of the Company to the Registered Holder.

(c)	Partial Exercise. Upon a partial exercise of this Warrant, this Warrant shall be cancelled and replaced with a new Warrant (the “Replacement Warrant”) on terms identical to those contained in this Warrant, except that the maximum number of shares of Warrant Stock issuable upon exercise is equal to the maximum number of shares of Warrant Stock issuable under this Warrant (as set forth above) reduced by (i) the number of shares of Warrant Stock set forth on the purchase/exercise form or (ii) the number of shares calculated pursuant to Section 2(d), as applicable.

(d)	Net Issue Exercise.

(i)	In lieu of exercising this Warrant and delivering payment in the manner provided in Section 2(b), the Registered Holder may elect to exercise all or any portion of this Warrant by net exercise by giving notice of such election on the purchase/exercise form appended hereto as Exhibit B duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, along with a copy of this Warrant, in which event the Company shall issue to such Registered Holder a number of shares of Warrant Stock computed using the following formula:

X=	Y (A - B) A

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where

X=	the number of shares of Warrant Stock to be issued to the Registered Holder.

Y=	the number of shares of Warrant Stock purchasable under this Warrant as set out on the purchase/exercise form.

A =	the fair market value of one share of Warrant Stock on the date of such net exercise.

B =	the Purchase Price.

(ii)	For purposes of this Section 2(d), the “fair market value of Warrant Stock on the date of net exercise” shall mean with respect to each share of Warrant Stock:

(A)	if the exercise is in connection with consummation of the sale of the securities of the Company (or an affiliate (as defined in Rule 405 under the Securities Act) thereof) pursuant to a registration statement filed by the Company (or an affiliate thereof) under the Securities Act), in connection with a firm commitment underwritten offering to the general public (an “IPO”), and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the initial “Price to Public” per share specified in the final prospectus with respect to the offering;

(B)	if (A) is not applicable, the fair market value of Warrant Stock shall be at the per share valuation as determined by an independent third-party valuation firm within the prior twelve (12) months approved in good faith by the Company’s Board of Directors (the “Board”), unless the Company is at such time subject to a consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, in which case the fair market value of Warrant Stock shall be deemed to be the value received by the holders of such stock pursuant to such acquisition.

(e)	Issuance of Stock. Upon exercise of the Warrant and as a condition of such exercise, the Registered Holder shall become (if not already) party to (i) that certain Amended and Restated Voting Agreement, dated June 18, 2019, by and among the Company and the other parties named therein, as amended from time to time (the “Voting Agreement”), by delivering an adoption agreement in the form appended hereto as Exhibit D duly executed by such Registered Holder, and (ii) that certain Investors’ Rights Agreement, dated June 18, 2019, by and among the Company and the other parties named therein, as amended from time to time (the “Investors’ Rights Agreement”), by delivering a joinder in the form appended hereto as Exhibit E duly executed by such Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company will, at its expense, cause to be issued in the name of, and delivered to, the Registered Holder:

(i)	certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled;

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(ii)	in case such exercise is in part only, a Replacement Warrant as provided in Section 2(c); and,

(iii)	if applicable, a check payable to the Registered Holder for any cash amounts payable as described in Section 12.

(f)	Automatic Exercise. If this Warrant remains outstanding as of the Expiration Date then, at such time, this Warrant shall, automatically and without any action on the part of the Registered Holder, be exercised pursuant to Section 2(d) effective immediately prior to the termination of this Warrant pursuant to Section 8, unless the Registered Holder shall have earlier provided written notice to the Company that the Registered Holder desires that this Warrant terminate unexercised. If this Warrant is automatically exercised pursuant to this Section 2(f) the Company shall notify the Registered Holder of such exercise as soon as reasonably practicable.

(g)	Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been made upon the satisfaction of all of the conditions set forth herein. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided herein shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

3.           Adjustments.

(a)	Stock Splits and Dividends. The Purchase Price and the number of shares of Warrant Stock for which this Warrant remains exercisable shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Warrant Stock.

(b)	Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the Warrant Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 3(a) or Section 3(c)) or (b) assets (other than cash) which dividend or distribution is actually made (each a “Dividend Event”), then, and in each such case, Registered Holder, upon exercise of this Warrant at any time after such Dividend Event, shall receive, in addition to the shares of Warrant Stock, the securities or such other assets of the Company that would have been payable to Registered Holder if Registered Holder had completed such exercise of this Warrant immediately prior to such Dividend Event.

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(c)	Adjustment for Reorganization, Consolidation, Merger. In case of any recapitalization or reorganization of the Company or in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change of the Warrant Stock (each, a “Reorganization Event”), then, and in each such case, Registered Holder, upon the exercise of this Warrant after such Reorganization Event, shall be entitled to receive, in lieu of the stock or other securities and property that Registered Holder, would have been entitled to receive upon such exercise prior to such Reorganization Event, the stock or other securities or property which Registered Holder, would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Registered Holder, had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. If after such Reorganization Event the Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Registered Holder, a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant, and in each such case the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.

(d)	No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Purchase Price or in the number of shares of Warrant Stock issuable upon its exercise.

(e)	Notice. The Company shall provide prompt notice to the Registered Holder, using commercially reasonable efforts to provide such notice at least 5 business days in advance, of any adjustment made pursuant to this Section 3; provided that, for notice in connection with a Reorganization Event, if providing such notice would cause the Company to violate any contractual or other restrictions that the Company is then subject to with respect to confidentiality of a particular transaction or otherwise, the Company shall only be required to provide to the Registered Holder such form of notice and upon such timing that the Company is required to provide to holders of shares of the same series and class of stock as the Warrant Stock. The Company will also provide information requested by Registered Holder that is reasonably necessary to enable Registered Holder to comply with Registered Holder’s accounting or reporting requirements.

4.           Transfers.

(a)	Unregistered Security. Each holder of this Warrant acknowledges that, as of the date hereof, none of the Company’s securities (including this Warrant and the Warrant Stock) have been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise (or any securities issued by the Company upon conversion or exchange thereof) in the absence of (i) an effective registration statement under the Securities Act as to the sale of any such securities and registration or qualification of such securities under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant (and any securities issued by the Company upon conversion or exchange thereof) shall bear a legend substantially to the foregoing effect. The Warrant Stock issuable pursuant to this Warrant shall have the registration rights described in Section 7 hereto.

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(b)	Transferability. Subject to the provisions of Section 4(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, to an affiliate (as defined in Rule 405 under the Securities Act) of the Registered Holder upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit C hereto) at the principal office of the Company.

(c)	Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holder(s) of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

5.           Representations and Warranties of the Registered Holder. The Registered Holder hereby represents and warrants to the Company that:

(a)	Authorization. The Registered Holder has full power and authority to enter into this Warrant. The Warrant, when executed and delivered by the Registered Holder, will constitute a valid and legally binding obligation of the Registered Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)	Purchase Entirely for Own Account. This Warrant is issued to the Registered Holder in reliance upon the Registered Holder’s representation to the Company, which by the Registered Holder’s acceptance of this Warrant, the Registered Holder hereby confirms, that the Warrant to be acquired by the Registered Holder and the Warrant Stock (and any securities issued by the Company upon conversion or exchange thereof) (collectively, the “Securities”) will be acquired for investment for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

(c)	Restricted Securities. The Registered Holder understands that the Securities have not been, and, other than as provided herein, will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein. The Registered Holder understands that unless and until registered the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Registered Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and, if applicable, qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Registered Holder understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

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(d)	Accredited Investor. The Registered Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e)	Market Stand-Off Agreement. The Registered Holder agrees that, in connection with an IPO, the Warrant Stock shall be subject to the “lock-up” provisions in Section 1.14 of the Investors’ Rights Agreement, and the Registered Holder agrees to execute an agreement reflecting Section 1.14 of the Investors’ Rights Agreement as may be requested by the Company or the managing underwriters at the time of an IPO.

6.           Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to the Registered Holder that:

(a)	Corporate Power. The Company has full power and authority to execute, deliver and issue this Warrant. The Warrant, when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)	Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, issuance, delivery and performance by the Company of this Warrant has been taken.

(c)	Capitalization. The authorized capital stock of the Company consisted, immediately prior to the Original Date of Issuance, of:

(i)	255,000,000 shares of Common Stock, 47,677,601 shares of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii)	124,453,009 shares of Preferred Stock, 21,428,572 shares of which have been designated Series A Preferred Stock, all shares of which are issued and outstanding; 19,788,417 shares of which have been designated Series B Preferred Stock, all shares of which are issued and outstanding; 15,129,141 shares of which have been designated Series C Preferred Stock, 13,802,530 shares of which are issued and outstanding; 22,705,526 shares of which have been designated Series D Preferred Stock, 22,318,532 shares of which are issued and outstanding; 21,391,882 shares of which have been designated Series E Preferred Stock, all shares of which are issued and outstanding; and 24,009,471 shares of which have been designated Series F Preferred Stock, 23,386,038 shares of which are issued and outstanding. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

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(iii)	The Company has reserved 70,609,793 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its equity compensation plan(s) which have been duly adopted by the Board and approved by the Company’s holders of outstanding voting stock (collectively, the “Stock Plan”). Of such reserved shares of Common Stock, 8,176,950 restricted stock units have been granted and are currently outstanding, options to purchase 42,510,730 shares have been granted and are currently outstanding and 4,995,334 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

(iv)	Except for conversion privileges of the Preferred Stock, conversion privileges of the convertible promissory notes issued pursuant to the Note Purchase Agreement, dated as of April 29, 2020, by and among the Company and the parties thereto, warrants to purchase 706,065 shares of Common Stock and the outstanding options issued pursuant to the Stock Plan, and except as set forth in the Investors’ Rights Agreement, a true correct copy of which has been made available to the Registered Holder, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock.

(d)	On the Original Date of Issuance, the Company delivered to the Registered Holder an opinion of counsel (including a capitalization opinion) in form and substance reasonably satisfactory to the Registered Holder.

(e)	Reservation of Warrant Stock. The Warrant Stock issuable upon exercise of this Warrant (and any securities issuable by the Company upon conversion or exchange thereof) has been duly authorized and validly reserved by the Company and when issued in accordance with the provisions of this Warrant will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, mortgages, charges, security interests, preemptive rights, transfer or other restrictions or other claims or third party’s rights or encumbrances of any nature whatsoever; provided, however, that the Warrant Stock issuable pursuant to this Warrant may be subject to restrictions on transfer under state and/or federal securities laws.

(f)	Offering. Subject in part to the truth and accuracy of the Registered Holder’s representations set forth in Section 5 hereof, the offer, issuance and sale of this Warrant is, and the issuance of the Warrant Stock upon exercise of this Warrant (and the issuance of any securities issuable by the Company upon conversion or exchange thereof) will be, exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

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(g)	Charter Documents. The Company has provided the Registered Holder with true and complete copies of the Company’s currently effective Certificate of Incorporation, Bylaws, and each Certificate of Designation or other charter document setting forth any rights, preferences and privileges of the Company’s capital stock, each as amended and in effect on the Original Date of Issuance. The Company shall not, by amendment of the Certificate of Incorporation, Bylaws or other organizational or charter documents or through a reorganization, transfer or sale of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be reasonably necessary or appropriate to protect the rights of the Registered Holder under this Warrant against impairment. However, the Company shall not be deemed to have impaired the rights of the Registered Holder if the Certificate of Incorporation is amended, or the holders of the Company’s Preferred Stock waive their rights thereunder, in a manner that does not (individually or when considered in the context of any other actions being taken in connection with such amendments or waivers) affect the Registered Holder in a manner different from the effect that such amendments or waivers have on the rights of other holders of the same series and class as the Warrant Stock; provided, however, that, notwithstanding the foregoing, the Company shall not impose any restrictions on the transferability or alienability of the Warrant Stock other than as may be in effect as of the Original Date of Issuance without the express written consent of the Registered Holder.

(h)	Financial and Other Reports. Until the Expiration Date, the Company shall furnish to the Registered Holder, solely to the extent necessary for purposes of the Registered Holder’s compliance (as determined by the Registered Holder in its reasonable discretion) with regulatory, accounting and reporting requirements applicable to the Registered Holder, (i) within 180 days after the close of each fiscal year of the Company, audited financial statements of the Company and the notes thereto including a balance sheet, together with an income statement and a cash flow statement, for such fiscal year; (ii) promptly after the closing of each equity financing consummated by the Company after the Original Date of Issuance, a post-closing summary capitalization table and other information relating to the then-current valuation of the Company including any 409A valuation (or equivalent) reports, provided, however, that the Company shall not be obligated to furnish a capitalization table or valuation following the repurchase of the Company’s outstanding common shares from former employees (the “Repurchased Shares”) and the subsequent resale of all or part of the Repurchased Shares if the Repurchased Shares represent less than 5% of the Company’s issued and outstanding common shares, on a fully-diluted basis, at the time of repurchase, and (iii) at any time and from time to time, such information as the Registered Holder may reasonably request ((i) through (iii) collectively the “Information Rights”). Any such information provided to the Registered Holder pursuant to the Information Rights shall be used by the Registered Holder solely for such regulatory, accounting and reporting requirements. Notwithstanding anything in this Section 6(h) to the contrary, if in connection with a Liquidation Transaction (as defined below) the Registered Holder receives securities of a privately held company, then the Information Rights described in this Section 6(h) shall be deemed to continue to apply to such company which shall be obligated by the provisions hereof.

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7.           Registration Rights; Voting Agreement.

(a)	The Warrant Stock issuable pursuant to this Warrant shall have registration rights as set forth in Section 1 of the Investors’ Rights Agreement and shall be Registrable Securities as defined therein. The provisions set forth in the Investors’ Rights Agreement relating to such registration rights in effect as of the Original Date of Issuance may not be amended, modified or waived by the Company without the prior written consent of the Registered Holder unless such amendment, modification or waiver affects the rights under the Investors’ Rights Agreement associated with the Warrant Stock in the same manner as such amendment, modification, or waiver affects the rights under the Investors’ Rights Agreement associated with all other shares of the same series and class of stock as the Warrant Stock.

(b)	The Warrant Stock issuable pursuant to this Warrant shall be subject to the “Drag Along Right” set forth in Section 4 of the Voting Agreement, subject to the conditions set forth therein which section is incorporated herein by reference.

8.           Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”):

(a)	the tenth (10th) anniversary of the Original Date of Issuance first set forth above, or

(b)	a Liquidation Transaction (as defined in the Company’s Certificate of Incorporation), or

(c)	immediately prior to an IPO,

provided that the Registered Holder shall be given reasonable notice of such Liquidation Transaction or IPO (and the Company shall use commercially reasonable efforts to provide such notice at least 5 business days in advance of the Liquidation Transaction or IPO) and the opportunity to exercise this Warrant prior to or concurrently with such Liquidation Transaction or IPO.

9.           Notices of Certain Transactions. In case:

(a)	the Company shall take a record of the holders of its outstanding stock of the same class as the Warrant Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)	of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, or any Liquidation Transaction,

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then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of the Company’s outstanding stock of the same class as the Warrant Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding--up, redemption or conversion) are to be determined. Such notice shall be mailed at least 5 business days prior to the record date or effective date for the event specified in such notice. In addition, the Company shall use commercially reasonable efforts to provide the Registered Holder with prompt written notice of any amendment to the term “Liquidation Transaction” set forth in the Company’s Certificate of Incorporation. Notwithstanding anything to the contrary set forth in this Section 9, if providing any contemplated notice would cause the Company to violate any contractual or other restrictions that the Company is subject to with respect to confidentiality of a particular transaction or otherwise, the Company shall only be required to provide to the Registered Holder such form of notice and upon such timing that the Company is required to provide to holders of shares of the same series and class of stock as the Warrant Stock.

10.         Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

11.        No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

12.        No Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock on the date of exercise, as determined in accordance with Section 2(d)(ii).

13.        Survival of Representations. Unless otherwise set forth in this Warrant, the representations, warranties and covenants contained in or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

14.        Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Warrant, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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15.        Right of First Refusal.

(a)	Right of First Refusal. In the event that the Registered Holder proposes to sell, pledge or otherwise transfer to a third party any Securities, or any interest in Securities, the Company shall have a right of first refusal with respect to all or any portion of such Securities (the “Right of First Refusal”). If the Registered Holder desires to transfer Securities, the Registered Holder shall give a written notice of transfer to the Company describing fully the proposed transfer, including the number of Securities proposed to be transferred, the proposed transfer price, the name and address of the proposed transferee (the “Transferee”) and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal, state or foreign securities laws (the “Transfer Notice”). The Transfer Notice shall be signed both by the Registered Holder and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Securities. The Company shall have the right to purchase all or any portion of the Securities on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under subsection (b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company.

(b)	Transfer of Shares. If the Company fails to exercise its Right of First Refusal within 30 days after receiving the Transfer Notice, the Registered Holder may, not later than 90 days after the Company received the Transfer Notice, conclude a transfer of the Securities subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal, state and foreign securities laws and not in violation of any other contractual restrictions to which the Registered Holder is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Registered Holder, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in subsection (a) above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Securities on the terms set forth in the Transfer Notice within 60 days after the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Securities was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Securities with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c)	Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Securities subject to this Section 15 shall immediately be subject to the Right of First Refusal. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Securities subject to this Section 15.

(d)	Termination of Right of First Refusal. Any other provision of this Section 15 notwithstanding, in the event that the shares of Warrant Stock are readily tradable on an established securities market when the Registered Holder desires to transfer Securities, the Company shall have no Right of First Refusal, and the Registered Holder shall have no obligation to comply with the procedures prescribed by this Section 15.

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(e)	Permitted Transfers. This Section 15 shall not apply to a transfer to an affiliate (as defined in Rule 405 under the Securities Act) of the Registered Holder, provided that the transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Warrant. If the Registered Holder transfers any Securities, either under this subsection (e) or after the Company has failed to exercise the Right of First Refusal, then this Warrant shall apply to the transferee to the same extent as to the Registered Holder.

(f)	Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Warrant, the consideration for the shares of Warrant Stock to be purchased in accordance with this Section 15, then after such time the person from whom such shares of Warrant Stock are to be purchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Warrant). Such shares of Warrant Stock shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Warrant.

(g)	Assignment of Right of First Refusal. Following the delivery of a Transfer Notice to the Company, the Board may freely assign the Company’s Right of First Refusal, in whole or in part. The transferee shall have the right to purchase all or any portion of the Securities on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under subsection (b) above) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date on which the Transfer Notice was received by the Company. Any person or entity who accepts an assignment of the Right of First Refusal from the Company shall assume all of the Company’s rights and obligations under this Section 15.

16.         Miscellaneous.

(a)	Governing Law. The validity, interpretation, construction and performance of this Warrant, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

(b)	Jurisdiction and Venue. With respect to any conflicts arising out of or related to this Warrant, the parties consent to the exclusive jurisdiction of, and venue in, the federal and state courts in Delaware.

(c)	Entire Agreement. This Warrant, together with the Agreement, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(d)	Amendments and Waivers. No modification of or amendment to this Warrant, nor any waiver of any rights under this Warrant, shall be effective unless in writing signed by the Company and the Registered Holder. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance.

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(e)	Successors and Assigns. The rights and obligations of the Company and the Registered Holder shall be binding upon and benefit the respective successors, assigns and permitted transferees of the parties.

(f)	Notices. Any notice, demand or request required or permitted to be given under this Warrant shall be in writing and shall be delivered personally, messenger or courier service, mailed by certified or registered mail, postage prepaid, or sent by electronic mail. Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given (i) if delivered personally, by messenger or courier service, when delivered, (ii) if sent by mail, on its receipt, or (iii) if sent by electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. Any notice or communication shall be addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(g)	Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such court will replace such illegal, void or unenforceable provision of this Warrant with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Warrant shall be enforceable in accordance with its terms.

(h)	Construction. This Warrant is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Warrant shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(i)	Titles and Subtitles. The titles and subtitles used in this Warrant are included for convenience only and are not to be considered in construing or interpreting this Warrant.

(j)	Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Registered Holder have executed this Warrant as of the date first set forth above.

THE COMPANY:

Affirm Holdings

By:	/s/ Max Levchin
Name:	Max Levchin
Title:	Chief Executive Officer
Address: 650 California Street, 12th Floor, San Francisco, CA 94108 Email: legalnotices@affirm.com ACCEPTED AND AGREED: THE REGISTERED HOLDER: SHOPIFY INC.

By:	/s/ Amy Shapero
Name:	Amy Shapero
Title:	Chief Financial Officer
Address: 150 Elgin Street, 8th Floor, Ottawa, Ontario, CA, K2P 1L4 Email: contract_notices@shopify.com

Exhibit A

NUMBER OF SHARES OF WARRANT STOCK

Up to an aggregate of 15,223,197 shares of Common Stock (subject to adjustment as provided in the Warrant to which this Exhibit A is attached, the “Total Shares”); which will vest and become exercisable as follows: the Total Shares (the “75% Amount”) shall vest monthly, in equal amounts (the 75% Amount/36 months), commencing on the first monthly anniversary date of the effective date of the Agreement following the date of launch of the GA Phase (as defined in the Program Outline for the Program, each as defined in the Agreement), and continuing on each monthly anniversary date of the effective date of the Agreement; provided, however, that the amount vested monthly shall be doubled (2 *(the 75% Amount/36 months)) for that number of months equal to the number of months between the effective date of the Agreement and the date of the first vesting of the 75% Amount, such that vesting of the full 75% Amount shall conclude on the 3-year anniversary of the effective date of the Agreement; provided, further, that no vesting of the 75% Amount shall occur following the termination of the Agreement in accordance with the terms thereof.

Notwithstanding anything herein to the contrary, the vesting of the Total Shares shall be accelerated and the Total Shares shall be fully vested effective upon the earlier of (i) termination of the Agreement by Affirm, Inc. in accordance with Section 11.3 (Termination for Convenience) of the Agreement, (ii) immediately prior to a Liquidation Transaction, and (iii) immediately prior to consummation of an IPO.

Terms used herein without definition will have the meanings assigned thereto in the Warrant.

A-1

Exhibit B

PURCHASE/EXERCISE FORM

To:      Affirm Holdings, Inc.                                                                                                              Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No._____, hereby irrevocably elects to:

(a)	purchase ____________________ shares of the capital stock covered by such Warrant and herewith makes payment of $______________________, representing the full purchase price for such shares at the price per share provided for in such Warrant,

OR

(b)	net exercise such Warrant for __________________ shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 2(d) of such Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties of the Registered Holder set forth in the Warrant and by its signature below hereby makes such representations and warranties to the Company. Defined terms contained in this form shall have the meanings assigned to them in the Warrant.

ACKNOWLEDGED AND AGREED TO BY

THE REGISTERED HOLDER:

Shopify Inc.

By:
Name:
Title:
Address:
Email:

B-1

Exhibit C

ASSIGNMENT FORM

FOR VALUE RECEIVED, _______________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of capital stock covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

ACKNOWLEDGED AND AGREED TO BY

THE REGISTERED HOLDER:

(Registered Holder)

By:
Name:
Title:
Address:
Email:

C-1

Exhibit D

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Holder”) pursuant to the terms of that certain Amended and Restated Voting Agreement dated as of June 18, 2019 (the “Agreement”) by and among Affirm Holdings, Inc., a Delaware corporation (the “Company”) and certain of its stockholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows:

1.     Acknowledgment. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to acquire such Stock, for one of the following reasons (Check the appropriate box):

☐

as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐

as a transferee of Shares from a party in such party’s capacity as a “Common Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Common Holder” and a “Stockholder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Section 5.4(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.
☒	in accordance with Section 5.4(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Common Holder” and a “Stockholder” for all purposes of the Agreement.

2.     Agreement. Holder (a) agrees that the Stock acquired by Holder shall be bound by and subject to the terms of the Agreement, and (b) hereby adopts the Agreement with the same force and effect as if Holder were originally a Party thereto.

3.     Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address listed beside Holder’s signature below.

D-1

EXECUTED AND DATED this _____ day of _____________, 20___.

HOLDER: SHOPIFY INC.

By:

Name:

Title:

Address:

150 Elgin Street, 8th Floor

Ottawa, Ontario

Canada, K2P 1L4

contract notices@shopify.com

Accepted and Agreed:

AFFIRM HOLDINGS, INC.

By:

Name:

Title:

Exhibit E

JOINDER TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement, solely for purposes of Section 1 and Section 3 of such Amended and Restated Investors’ Rights Agreement, as of the date set forth below.

INVESTORS:

Date:	SHOPIFY INC.

By:

Name:

Title:

Address:

E-1